Exhibit 99.1

Date: April 26, 2006	FINANCIAL CONTACTS:
	Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
	Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
	Ed Shultz	610-207-8753	eshultz1@sovereignbank.com
Sovereign to Issue 8,000 Shares of Series C Perpetual Preferred Stock
PHILADELPHIA, PA... Sovereign Bancorp, Inc. (“Sovereign”) (NYSE:SOV), parent company of Sovereign Bank, announced today that it will issue and sell 8,000 shares of Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”) on or about May 1, 2006. The shares of the Series C Preferred Stock will be represented by 8,000,000 depositary shares. Each depositary share will represent a 1/1,000th ownership interest in a share of Series C Preferred Stock. Sovereign filed an application with the New York Stock Exchange to list the depositary shares under the symbol “SOVPrC”. Dividends on the Series C Preferred Stock will accrue from the original issue date and will be payable, when, as and if declared by Sovereign’s board of directors or a duly authorized committee of the board, on a non-cumulative basis, quarterly in arrears on the 15th day of February, May, August and November of each year, beginning on August 15, 2006 at an annual rate of 7.30%. The Series C Preferred Stock is not redeemable by Sovereign prior to May 15, 2011.
The proceeds from the offering, approximately $200 million, will be used to finance a portion of the purchase price for Sovereign’s pending acquisition of Independence Community Bank Corp., which is expected to close on or before June 1, 2006.
Citigroup Global Markets, Inc., Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering. Lehman Brothers, Morgan Stanley and Santander Investment Securities, Inc. are co-managers.
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a pro forma $83 billion financial institution with nearly 800 community banking offices, over 2,000 ATMs and approximately 12,000 team members with principal markets in the Northeast United States after giving effect to the Independence acquisition and recently announced branding agreement in which Sovereign ATMs will be placed in CVS/pharmacy locations. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release may contain forward-looking statements that are estimates reflecting the best judgment of Sovereign based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Sovereign, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Sovereign; the ability to implement productivity and cost reduction efforts; the overall financial condition of Sovereign’s customers; the ability of vendors and business partners to continue to provide products and services to Sovereign; the continued successful integration of acquired companies, including Independence Community Bank Corp., and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability; pricing and other competitive factors in the industry; the ability to attract and retain needed management; the impact of consolidation in the banking industry; volatility in the market for Sovereign’s stock and in the financial markets generally; access to capital and financing; the demand for Sovereign’s products and services; variations in costs or expenses; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Sovereign’s reports and filings with the Securities and Exchange Commission.